EXHIBIT 21.1

Hypercom Corporation
List of Subsidiaries

	Name of Entity	Jurisdiction of Organization
1.	Hypercom U.S.A., Inc.	Delaware
2.	HBNet, Inc.	Arizona
3.	Hypercom EMEA, Inc.	Arizona
4.	Hypercom Latino America, Inc.	Arizona
5.	Hypercom Manufacturing Resources, Inc.	Arizona
6.	Hypercom Puerto Rico Repair Facility, G.P.	Arizona
7.	Hypercom Australia Pty., Ltd.	Australia
8.	Empresa Brasileira Industrial, Comercial e Servicos Limitada	Brazil
9.	Hypercom Canada, Inc.	Canada
10.	Hypercom de Chile S.A.	Chile
11.	Netset Chile S.A.	Chile
12.	Hypercom Electronics Manufacturing (Shenzhen) Co. Ltd.	China
13.	Hypercom Electronics Trading (Shanghai) Co. Ltd.	China
14.	Hypercom Payment Solution and Trading Services (Shanghai) Co., Ltd.	China
15.	Hypercom France S.A.R.L.	France
16.	Hypercom France SA	France
17.	Wynid Technologies SA	France
18.	Hypercom Holdings GmbH	Germany
19.	Hypercom GmbH	Germany
20.	Hypercom Asia Ltd.	Hong Kong
21.	Hypercom Far East Ltd.	Hong Kong
22.	Hypercom China Co. Ltd.	Hong Kong
23.	Hypercom Hungary KFT	Hungary
24.	Hypercom Italia S.r.l.	Italy
25.	Hypercom Latvia SIA	Latvia
26.	Hypercom de Mexico, S.A. de C.V.	Mexico
27.	NetSet Americas Centro Servicio, S. de R.L. de C.V.	Mexico
28.	Hypercom Asia (Singapore) Pte. Ltd.	Singapore
29.	Hypercom Payment Solutions Spain, S.L.	Spain
30.	Hypercom Spain, S.A.	Spain
31.	Hypercom Financial Terminals AB	Sweden
32.	Hypercom Sweden AB	Sweden
33.	Hypercom (Thailand) Co., Ltd.	Thailand
34.	Hypercom EMEA Ltd.	United Kingdom
35.	Hypercom Finance Co. Ltd.	United Kingdom
36.	Hypercom GB Ltd.	United Kingdom
37.	Hypercom de Venezuela C.A.	Venezuela